EXHIBIT 10.2

April 20, 2018

Don Walther

340 East Randolph Street, Unit 2104

Chicago, IL 60601 Dear Don,

I am pleased to confirm our offer to you for the position of Executive Vice President and General Counsel at Esterline Technologies Corporation. You will report directly to me and I would like you to start on May 15, 2018.

Your total compensation at Esterline will be comprised of several components in direct pay and benefits.

•	Base Pay: As discussed with Paul Benson, your base salary rate will be

$40,000.00 gross monthly ($480,000.00 annual equivalent) paid on our normal bi-weekly payroll cycle.

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Annual Incentive Compensation: You will also participate in Esterline’s Annual Incentive Compensation Plan for the current fiscal year, pro-rated based on full months of employment during the fiscal year, which ends on the last Friday in September. Your target award will be 55% of your base salary. You will be provided with a copy of the Plan shortly after you begin work.

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Long-Term Incentives: You will be recommended to the Board of Directors for appointment to Esterline’s Long-Term Incentive Plan (LTIP) with a target value of 120% of your annual base salary. Plan details will be provided to you  shortly after your appointment to the Plan.

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Special, New Hire Equity Grants: You will also receive new hire equity grants following your first day, consisting of 11,380 stock options (four-year ratable vesting at 25% per year) and 3,935 Restricted Stock Units (100% vested after three years from grant date).

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Signing Bonus: We are pleased to offer you a signing bonus of $300,000.00. This bonus will be paid in one lump sum on the next regularly scheduled pay date after you have completed six consecutive months of employment following your start date. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave the Company within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus.

Note that as an officer of the company you will be subject to our share ownership policy that requires officers to hold shares of stock equal to 3x base salary. There is an expectation that the level of ownership will occur through equity awards made to officers under our executive compensation programs. Currently there are no specific expectations or requirements regarding the time period within which an executive must satisfy his or her ownership requirement.

As a corporate executive officer, you will be covered by Esterline’s Termination Protection Agreement. This document will be provided to you along with other plan details once you begin employment with Esterline.

In your new role, you will also be eligible for a car allowance under the Esterline car policy. The allowance is intended to cover usual purchase, operating, maintenance, and insurance costs for cars in your residential zip code. Additionally, you’ll be eligible to receive up to $8,000 credit annually to be used for financial planning services.

This offer also includes relocation benefits as described in the enclosed policy. Please contact Wendy Galbreath in Human Resources to initiate your relocation process with our relocation provider, Cartus. They can help you with any questions about your relocation. In the event that you voluntarily leave the Company or if your employment is terminated by Esterline for cause within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire relocation benefit and after 12 months and up to 24 months, you will be responsible for reimbursing the company for a pro-rata gross share (n/24 based on number of months worked) of the relocation benefit you received.

Health, retirement, and other benefits will be available to you in accordance with Esterline’s usual benefit programs, which changes from time to time. See the attached summary of current benefits for further information.

As of your start date you will accrue paid vacation at the rate of four weeks per year and the standard company accrual for paid sick time.

Requirements and Administrative Matters – This offer is contingent upon the following:

•	Satisfactory completion of a pre-employment physical examination and drug screen
•	Passing a background check

The physical examination is also an annual benefit for all corporate executives. For the pre-employment physical, please schedule an appointment at your earliest convenience to complete the physical and have your doctor return the signed form back to:

Jenn Spicer

Esterline Technologies Corporation 500 - 108th Ave NE

Suite 1500

Bellevue, WA 98004

With respect to the drug test, you will receive an email in the next few days from our vendor, HireRight. It will require you to go to a local facility for testing. Please reach out to Wendy Galbreath should you require any assistance.

These final conditions must be completed before you can begin work. In addition, please read, sign, and return the following to Paul Benson at paul.benson@esterline.com .

•	A signed copy of this letter
•	Confidential Information & Inventions Assignment Agreement
•	Summary of Outside Business Interests

General Policies – Except as specifically provided in this letter, all other aspects of your employment will be the same as those that apply to other corporate staff. We are all employed-at-will, and the officers serve at the pleasure of the Board for one-year terms subject to company by-laws.

Don, we look forward to your success as Executive Vice President and General Counsel at Esterline Corporation and to your contributions to the corporation in this critical position. As instructed above, to accept this offer, please print this letter, sign, and return to Paul Benson. Please also read, complete, and return the other forms enclosed here.

If you have any questions at all, please contact me. I look forward to working with you. Congratulations and best regards,

Curtis R. Reusser

Chairman, President & CEO

I accept this offer as outlined above.

      /s/ DONALD E. WALTHERApril 20, 2018

SignatureDate

Attachments:

•	Confidential Information & Inventions Assignment Agreement
•	Summary of Outside Business Interests
•	Benefits Summary
•	Executive Physical Examination Form
•	Relocation Plan Summary
•	Relocation Repayment Agreement
•	Signing Bonus Reimbursement Agreement